Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION (INDICATED BY “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED.

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 14, 2024 (the “Effective Date”), between GOLDEN ORGANICS, INC., a Colorado corporation (“Seller”), DAVID RICKARD, an individual (“Owner,” and together with Seller, collectively, the “Seller Parties”), and INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation, or its assignee (“Buyer”).

RECITALS

A.	Seller is engaged in the business of wholesaling bulk organic ingredients and other related food products (the “Business”);

B.

Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the properties, business, and assets of Seller used and/or useful in the operation of the Business, constituting substantially all of Seller’s assets, and Buyer desires to assume from Seller, and Seller desires to assign to Buyer, certain liabilities and obligations of Seller with respect to the operation of the Business, in each case for consideration and in accordance with the terms and conditions of this Agreement;

C.

Owner owns all of the issued and outstanding shares of Seller’s capital stock and will derive a direct and substantial benefit as the result of consummation of the transactions contemplated by this Agreement;

D.	Buyer, Seller, and Owner desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing; and

E.	Capitalized terms used but not defined in the context of the Section in which such terms first appear shall have the meanings set forth in Section 6.8.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I. PURCHASE AND SALE OF ASSETS.

Section 1.1.    Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller hereby sells, transfers, assigns, conveys, and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, all of the Acquired Assets, free and clear of all Liens. “Acquired Assets” means all right, title, and interest in and to all of the assets used, held for us, or useful in the operation of the Business, and all other property of Seller, excluding only the Excluded Assets. Without limited the foregoing, the Acquired Assets shall include:

(a)	All of Seller’s rights in, to, and under the Leased Property;

(b)

All tangible personal property (whether as owner, lessor, lessee or otherwise), including, without limitation, all machinery, equipment, instruments and vehicles (including the Ryder truck acquired in April 2024), as set forth on Section 1.1(b) of the Disclosure Schedule;

(c)

All Intellectual Property, associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained), and other rights, remedies against infringements of, and rights to protection of interests in Intellectual Property under the Laws of all jurisdictions;

(d)	The contracts listed on Section 1.1(d) of the Disclosure Schedule and all associated rights of Seller (the “Assumed Contracts”);

(e)	All notes receivable, trade receivables, accounts receivable, commissions, and other receivables and rights to payment of Seller, including any rebates or credits;

(f)	All Permits obtained by, on behalf of, or for the benefit of Seller from any Governmental Authority, to the extent assignable;

(g)

All books, records and other printed or written materials used and/or useful in, or otherwise reflecting or derived from, the operation of the Business, including without limitation all forecasts, financial information, vendor and customer lists, supplier lists, employee training and personnel manuals and files, computer records, data related to point-of-sale scanning which includes historical purchase and sales data;

(h)

All causes of action (except for those causes of action that are related exclusively to any of the Excluded Assets), claims, and demands of Seller (whether known or unknown, matured or unmatured, accrued or contingent), including rights to returned or repossessed goods and rights as an unpaid vendor; rights of recovery, rights of warranty and indemnity, rights to product liability insurance proceeds, rights of set-off and rights of recoupment; all marketing and advertising materials, all supplies and miscellaneous assets; the Uniform Product Code Symbols of Seller; and the use of any telephone numbers that are used in the operation of the Business;

(i)

all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods, including Food and Food Inventory (“Inventories”), provided that “Inventories” shall not include beverages or foodstuffs or other items intended for human or animal consumption that is not salable in the ordinary course of business, including any such Inventories (i) beyond their Expiry Date (inclusive of documented extensions from the manufacturer) on the date of Closing, or (ii) that are within thirty (30) days or less of their Expiry Date (inclusive of documented extensions from the manufacturer);

(j)	All claims of Seller against third parties relating to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent;

(k)

All insurance benefits, including rights and proceeds, arising from or relating to the Acquired Assets or the Assumed Liabilities prior to the Closing, unless expended in accordance with this Agreement;

(l)

All licenses, certificates, and certifications issued, made, or given by any Person (including but not limited to Governmental Authorities, but without duplication of Permits), including any right or license to designate or identify Inventory or goods as being Kosher or organic, or as meeting any other quality, purity, sourcing, ethical, or comparable standard, to the extent assignable.

Section 1.2.    “Excluded Assets” means:

(a)	all cash, cash equivalents, short-term investments and marketable securities of Seller; and Seller’s security deposit with ProLogis and any prepaid expenses; and

(b)	the assets, properties, and rights specifically listed and described on Section 1.2(b) of the Disclosure Schedule.

Section 1.3.    Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for the Assumed Liabilities as of the Closing. Buyer shall not assume or have any responsibility with respect to any Liability of Seller that is not an Assumed Liability. “Assumed Liabilities” means only those Liabilities of Seller under the Assumed Contracts, but solely to the extent such Liabilities relate to the period from and after the Closing Date, and excluding any obligations, liabilities or commitments arising out of or relating to any breach or default or violation by Seller of any such Assumed Contract prior to the Closing, or any act, omission, occurrence, or circumstance occurring or existing prior to the Closing Date that would, with notice or passage of time, or both, have constituted a default, breach, or violation. Assumed Liabilities will include the accounts payable of the Business as of Closing, and the Ryder truck lease for the new Ryder truck acquired in April 2024 that is added to the tangible personal property.

Section 1.4.    Retained Liabilities. Notwithstanding anything to the contrary contained in Section 1.3 or elsewhere in this Agreement, Seller shall maintain sole responsibility of, and solely shall retain, pay, perform any Liabilities arising out of or relating to the operation of Seller’s business prior to the Closing, any Liability of Seller under this Agreement or any other document executed in connection with the transactions contemplated hereby, including any Liability of Seller for expenses incurred by Seller or its Affiliates in connection with this Agreement, or any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing, including, but not limited to all the Seller’s indebtedness with [***], totaling approximately $[***] (collectively, the “Retained Liabilities”).

Section 1.5.    Purchase Price.

(a)	Subject to adjustment pursuant to Section 1.6, the purchase price for the Acquired Assets and the Assumed Liabilities (the “Purchase Price”) shall be equal to $1,750,000.00.

(b)

Buyer shall pay the Purchase Price on the Closing Date as follows: (i) a promissory note in substantially the form of Exhibit A in the principal amount of $350,000.00 (the “Seller Financing Note”); and (ii) the remainder of the Purchase Price, $1,400,000.00, shall be paid to Seller at Closing by wire transfer or delivery of other certified funds. The promissory note shall be executed by Buyer in favor of Seller with interest at six percent (6%) per annum for a term of sixty (60) months payable in equal monthly installments with the first payment due one month after Closing. The promissory note shall contain default, notice and acceleration provisions. The default interest shall be twelve percent (12%). Said note shall provide for a five (5) day grace period, a five percent (5%) late fee, no prepayment penalty and a right of set-off.

Section 1.6.    Purchase Price Adjustments.

(a)

Inventory Adjustment. Not more than 5 Business Days prior to the Closing Date, Buyer and Seller shall conduct an inventory of the Seller’s Inventories, and mutually prepare and agree to a statement setting forth the Parties’ good faith determination of the book value of the Inventories as of the Closing Date (the “Closing Inventory"). For the avoidance of doubt, Closing Inventory shall not include inventory that is (i) not salable in the ordinary course of business, including any such Inventories (ii) beyond their Expiry Date (inclusive of documented extensions from the manufacturer) on the date of Closing, or (iii) that are within thirty (30) days or less of their Expiry Date (inclusive of documented extensions from the manufacturer) as of the Closing Date. If the Closing Inventory, as determined in accordance with this Section 1.6(a), is less than the Estimated Closing Inventory, then the portion of the Purchase Price payable to Seller pursuant to Section 1.5(b)(ii) shall be reduced at Closing in the amount of the deficiency. If the Closing Inventory, as determined in accordance with this Section 1.6(a), exceeds the Estimated Closing Inventory, then then the portion of the Purchase Price payable to Seller pursuant to Section 1.5(b)(ii) shall be increased at Closing in the amount of such excess.

(b)	Net Accounts Receivable Adjustment.

(1)

Not less than 5 Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a statement setting forth its good faith estimate of the book value of the accounts receivable of the Business (the “Estimated Accounts Receivable”) and accounts payable of the Business (the “Estimated Accounts Payable”), each as of the Closing Date, together with a report setting forth detailed supporting calculations.

(2)

Within (60) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth (i) any objections it has to Seller’s Estimated Accounts Receivable and/or Estimated Accounts Payable calculations and (ii) Buyer’s calculation of the accounts receivable of the Business (the “Closing Accounts Receivable”) and accounts payable of the Business (the “Closing Accounts Payable”), each as of the Closing Date. Seller shall have 10 days after receipt of Buyer’s Closing Accounts Receivable and/or Closing Accounts Payable calculations to notify Buyer of any disputes regarding the Closing Accounts Receivable and/or Accounts Payable calculation. If Seller notifies Buyer of any disputes in accordance with this subsection (b), then the parties will negotiate in good faith in an effort to resolve those disputes. If the parties are unable to resolve any dispute within 10 days after Buyer receives notice, then either party may submit that dispute for resolution to an accountant with an independent accounting firm of recognized national or regional standing mutually acceptable to Buyer and Seller. The resolution of any dispute by that accounting firm shall be rendered within 30 days after submission of the dispute to the accounting firm and shall be conclusive and binding upon the parties.

(3)

If the Closing Accounts Receivable is less than the Closing Accounts Payable, as determined in accordance with Section 1.6(b)(2) above, then the principal amount of the Seller Financing Note shall be reduced automatically in the amount of the deficiency. If the Closing Accounts Receivable is greater than the Closing Accounts Payable, as determined in accordance with Section 1.6(b)(2) above, then Buyer shall pay to Seller the excess amount.

Section 1.7.    Allocation. The parties agree to allocate the Purchase Price (and all other capitalizable costs) among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule attached to this Agreement as Exhibit B, which was arrived at in arm’s length negotiations between the parties. Buyer shall prepare and deliver IRS Form 8594 to Seller within 45 days after the Closing Date to be filed with the IRS. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

Section 1.8.    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by the remote exchange of electronic copies of documents and signatures on a date as the parties may mutually agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

Section 1.9.    Closing Obligations.

(a)	At the Closing, Seller shall deliver or cause to be delivered to Buyer, for the transfer, filing or recording thereof (Buyer shall pay all Transfer Taxes):

(1)	a bill of sale for all of the Acquired Assets that are tangible personal property in substantially the form of Exhibit C (the “Bill of Sale”), duly executed by Seller;

(2)

an assignment of all of the Acquired Assets that are intangible personal in a form satisfactory to Buyer, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) in substantially the form of Exhibit D, duly executed by Seller;

(3)	assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights each in a form satisfactory to Buyer, duly executed by Seller;

(4)

a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the charter and bylaws or other applicable governing documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and stockholders approving the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the transactions contemplated hereby.

(b)	At the Closing, Buyer shall deliver, or cause to be delivered, to Seller:

(1)	the Purchase Price by wire transfer of immediately available funds to the account specified by the Seller in Exhibit E;

(2)	the Seller Financing Note, duly executed by Buyer; and

(3)	the Assignment and Assumption Agreement, duly executed by Buyer;

Section 1.10.    Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment (or waiver by the Buyer) at or prior to the Closing of each of the following additional conditions:

(a)

Injunction. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued or Law passed by a governmental authority of competent jurisdiction to the effect that the transactions contemplated hereby may not be consummated as provided herein, no proceeding or lawsuit shall have been commenced by any governmental authority for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice shall have been received from any governmental authority indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated hereby, in each case where the Closing would (or would be reasonably likely to) result in a material fine or penalty payable by the Buyer or a material restriction on the Buyer’s operation of its business as a result of such matter.

(b)	Consents. All Required Consents shall have been obtained or made on terms and conditions reasonably satisfactory to the Buyer.

(c)

Representations and Warranties. Each of the representations and warranties of the Seller and the Owner set forth in ARTICLE II shall have been true and correct in all material respects, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects.

(d)

Performance of Obligations of the Seller Parties. The Seller Parties shall have performed in all respects all covenants and agreements required to be performed by them hereunder at or prior to the Closing.

(e)

 No Material Adverse Effect. There shall not have occurred (nor shall the Buyer have become aware of) any material adverse effect or any development reasonably likely to result in a material adverse effect. “Material Adverse Effect” means any change, event, occurrence, circumstance, development or effect that, individually or in the aggregate, has had or would reasonably be expected to have or give rise to, a material adverse effect on (a) the business, financial condition or results of operations of the Seller or (b) the ability of Seller or the Owner to consummate the transactions contemplated by this Agreement on a timely basis; provided that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or would reasonably be expected to have, a Material Adverse Effect: any adverse change, event, occurrence, circumstance or development to the extent attributable to (i) the announcement, or pendency of this Agreement or the transactions contemplated by this Agreement if and to the extent proximately attributable to any Buyer or its affiliates; (ii) operating, business, regulatory or other conditions in the staffing, recruiting, and workforce solutions industry; (iii) general economic conditions, including changes in the credit, debt or financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world; (iv) taking any action at the written request of any Buyer, including the impact thereof on relationships, contractual or otherwise, with, or actual or potential loss or impairment of, clients, customers, suppliers, distributors, partners, financing sources, managing directors or other employees and/or consultants and/or on revenue, profitability and cash flows; (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof after the date hereof; (vi) the failure of the Seller to meet or achieve the results set forth in any projection or forecast; (vii) global, national or regional political conditions, including hostilities, acts of war (whether declared or undeclared), sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (viii) hurricanes, earthquakes, floods, epidemic, pandemic, disease outbreak or other health crisis or public health event, or other natural disasters or acts of god; (ix) any actual or potential sequester, stoppage, shutdown, default or similar event or occurrence by or involving any governmental entity; or (x) any actual or potential break-up of any existing political or economic union of or within any country or countries or any actual or potential exit by any country or countries from, or suspension or termination of its or their membership in, any such political or economic union; provided that, in the case of the foregoing clauses (ii), (iii), (v), (vii), (viii), (ix) or (x), if such change, event, occurrence, circumstance, development or effect affects the Seller in a disproportionate manner in comparison to a majority of the other participants in the staffing, recruiting, and workforce solutions industry, then the disproportionate aspect of such change, event, occurrence, circumstance, development or effect (and only such disproportionate aspect) shall be taken into account in determining whether a Material Adverse Effect has occurred or will occur.

(f)

Release of Liens. The Buyer shall have received evidence reasonably satisfactory to it that all Liens affecting any Acquired Asset have been released, or will be released upon repayment of the Seller’s indebtedness at Closing.

(g)

Lease. The Buyer shall have received a duly executed Lease for the Leased Real Property as of the Closing Date from the fee owner of the Leased Real Property in a form acceptable to Buyer in its sole discretion, along with any other estoppel certificates or other related agreements the Buyer may require (the “Lease”).

(h)

Intellectual Property Assignment Agreements. The Seller and the Owner shall have executed any and all intellectual property assignment agreements necessary to transfer the Seller Intellectual Property to the Buyer, in each case in a form reasonably satisfactory to the Buyer.

(i)

Seller Parties Ancillary Agreements. The Seller Parties, shall have delivered, or caused to be delivered, to the Buyer the documents listed in Section 1.9(a) (collectively with the Lease the “Seller Parties Ancillary Agreements”).

(j)

Seller Parties Compliance Certificate. The Seller Parties shall have delivered, or caused to be delivered, to the Buyer a certificate executed by each of the Seller Parties as to compliance with the conditions set forth in Sections 1.10(c) and 1.10(d).

(k)

No Litigation. There shall not be pending or threatened any Action by or before any governmental authorities against the Buyer or any Sellery Party (a) seeking to restrain or prohibit the Buyer’s direct or indirect ownership or operation of all or a significant portion of the Business or Acquired Assets, or to compel the Buyer or any of its affiliates to dispose of or hold separate any significant portion of the business or assets of the Seller, (b) seeking to restrain or prohibit or make materially more costly the consummation of the transactions contemplated by this Agreement, or seeking to obtain from the Buyer or the Seller any material damages, (c) seeking to impose limitations on the ability of the Buyer to acquire or hold, or exercise full rights of ownership of the Acquired Assets, or (d) which otherwise could reasonably be expected to have a Material Adverse Effect.

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties, jointly and severally, hereby represent and warrant to Buyer as follows, as of the date of this Agreement:

Section 2.1.    Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has all corporate power and authority necessary to own or lease its properties and assets and to carry on the Business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 2.2.    Authority. Seller has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of this Agreement, and the consummation by Seller of the transactions contemplated hereby, have been duly and validly authorized by Seller’s board and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby or to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes the legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity. Upon the execution and delivery by Seller of any other document to which Seller is a party in connection with this Agreement, other than this Agreement and the Disclosure Schedule, each of such other documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws, now or hereafter in effect, affecting creditors’ rights generally and by general principles of equity.

Section 2.3.    Non-Contravention; Filings and Consents.

(a)

Except as set forth on Section 2.3 of the Disclosure Schedules (each a “Required Consent” and collectively, the “Required Consents”), the execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both):

(1)	contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Seller;

(2)	contravene, conflict with or result in a violation or breach of any provision of any Law or Order;

(3)

require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Seller is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(4)	result in the imposition or creation of any Lien on, or with respect to, any of the Acquired Assets.

(b)

The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and will not require any Permit of, action by, filing with or notification to, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. For purposes of this Agreement, “Governmental Authority” means any federal, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

Section 2.4.    Financial Statements.

(a)

Seller has previously delivered to Buyer true and complete copies of its: (i) internally prepared balance sheets and statements of income, retained earnings and cash flows as of and for its fiscal years ended 2020, 2021, 2022, and 2023, including all applicable footnotes; and (ii) unaudited interim balance sheets and statements of income, retained earnings and cash flows as of and for the eight-month period ended August 2024 (the “Current Financial Statements” and, together with the items described in clause (i) above, the “Financial Statements”). The Financial Statements present fairly in all material respects the financial condition of Seller as at the end of the covered periods and the results of its operations and its cash flows for the covered periods. The Financial Statements were prepared on a consistent basis throughout the covered periods, subject, in the case of the Current Financial Statements, to year-end audit adjustments (which will not, in the aggregate, be material) and the lack of footnotes.

(b)

Except as and to the extent disclosed in the Current Financial Statements or on Section 2.4 of the Disclosure Schedule, Seller has no Liabilities, other than (i) executory obligations under Seller agreements that are not required to be set forth in the Current Financial Statements and (ii) Liabilities incurred in the ordinary course of business since August 2024.

Section 2.5.    Absence of Certain Changes. Since December 31, 2023, through the date of this Agreement, except as set forth in Section 2.5 of the Disclosure Schedule, (a) there has not been a Material Adverse Effect, (b) Seller has conducted its business only in the ordinary course of business consistent with past practice, except for actions taken in respect of this Agreement.

Section 2.6.    Employee Benefit Plans.

(a)

Section 2.6(a) of the Disclosure Schedule sets forth a complete and accurate list of all material employee benefit plans (the “Employee Plans”) as defined in Section 3 of the Employee Retirement Income Security Act of 1974 (93 P.L. 406), as amended (“ERISA”). Except as required by Law or the terms of an Employee Plan, Seller does not have any plan or commitment to establish any new material Employee Plan or amend in any material respect an existing Employee Plan. With respect to each Employee Plan, to the extent applicable, Seller has made available to Buyer complete and accurate copies of:

(1)	the most recent annual report on Form 5500 required to have been filed with the IRS for each Employee Plan, including all schedules thereto;

(2)	the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code (I.R.C. § 401(a));

(3)

the plan documents and summary plan descriptions, if any, including any amendments or statements of material modifications thereto, or a written description of the terms of any Employee Plan that is not in writing;

(4)	any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements;

(5)

any notices during the past three years to or from the IRS or any office or representative of the United States Department of Labor or any similar Governmental Authority relating to any compliance issues in respect of any such Employee Plan;

(6)	all other Material Contracts directly relating to each Employee Plan, including administrative service agreements;

(7)	with respect to each International Employee Plan, to the extent applicable, Seller has made available to Buyer complete and accurate copies of:

(i)	the most recent annual report or similar compliance documents required to be filed with any Governmental Authority with respect to such plan, if any; and

(ii)	any document comparable to the determination letter referenced under clause (ii) above issued by a Governmental Authority, if any.

(b)

Each Employee Plan has been administered and operated in compliance with its terms and with all Law in all material respects, including the applicable provisions of ERISA and the Code, and there is no existing circumstance that is reasonably expected to cause any failure of such compliance. Each Employee Plan that is intended to be “qualified” under Section 401 of the Code (I.R.C. § 401) is the subject of an unrevoked favorable determination letter from the IRS and there is no existing circumstance and nothing has occurred since the date thereof that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. All contributions, premiums and other payments required to be made with respect to any Employee Plan have been timely made, accrued or reserved for, except as would not be expected to result in a material liability.

(c)

There are no material lawsuits, actions, proceedings or claims pending or, to the Knowledge of Seller, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(d)

Seller has not, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code (I.R.C. § 4975) or Section 406 of ERISA (93 P.L. 406), which could reasonably be expected to result in the imposition of a material penalty assessed pursuant to Section 502(i) of ERISA (93 P.L. 406) or a material tax imposed by Section 4975 of the Code (I.R.C. § 4975).

(e)

Each Employee Plan that provides post-termination or retiree life insurance, health or other welfare benefits to any Person has been operated and administered in accordance with Section 4980B of the Code (I.R.C. § 4980B) and other Law.

(f)	Each Employee Plan that is subject to Section 409A of the Code (I.R.C. § 409A) has been operated and administered in material compliance with Section 409A of the Code (I.R.C. §

409A). There is no contract, agreement, plan or arrangement to which Seller is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code (I.R.C. § 4999) or any Taxes required by Section 409A of the Code (I.R.C. § 409A).

(g)	The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not:

(1)

result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee, consultant or independent contractor of Seller, or cause or create any right to the forgiveness of indebtedness owed by any employee to Seller;

(2)

materially increase the amount of, or accelerate the time of payment of, any benefit or compensation payable under any Employee Plan or other employment arrangement, or result in the payment of any amount that would not be deductible by reason of Section 280G of the Code; or

(3)	result in any violation or breach of or Default under, or limit the ability of Seller to amend, modify or terminate, any Employee Plan or other employee benefit agreement.

Section 2.7.    Labor and Employment Matters.

(a)

Seller is not a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of Seller is represented by any union with respect to his or her employment by Seller. Except as set forth in Section 2.7(a) of the Disclosure Schedule, there is no claim or grievance pending or, to the Knowledge of Seller, threatened against Seller relating to terms and conditions of employment or unfair labor practices, including charges of unfair labor practices or harassment complaints. To the Knowledge of Seller, there is no activity or proceeding by a labor union or representative thereof to organize any employees of Seller, nor have there been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees during the last three years.

(b)

Since December 31, 2023, there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”) in respect of Seller and Seller has not been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local, or foreign law or regulation which is similar to the WARN Act.

(c)	There have not been any strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees during the last three years.

(d)

Section 2.7(d) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller with respect to the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2023; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(e)

To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller with respect to the Business is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of the Business is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as carried on by Seller.

Section 2.8.    Litigation.

(a)

Except as set forth in Section 2.8 of the Disclosure Schedule, there is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation (each an “Action”) pending or, to the Knowledge of Seller, threatened against or affecting a Seller Party, including in respect of the transactions contemplated hereby that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller is not subject to any outstanding Order (i) that prohibits Seller from conducting the Business as now conducted or proposed to be conducted or (ii) that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

(b)

To the Knowledge of Seller, except as set forth in Section 2.8 of the Disclosure Schedule, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any Action that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each item listed in Section 2.8 of the Disclosure Schedule.

Section 2.9.    Tax Matters.

(a)

Seller has timely filed all federal, state, local and foreign Tax returns, estimates, information statements and reports relating to any and all Taxes of Seller or its operations (the “Tax Returns”) required to be filed by Law by Seller as of the date hereof. All such Tax Returns are true, correct, and complete, and Seller has timely paid all Taxes attributable to them that were due and payable as shown on such Tax Returns.

(b)

As of the date of this Agreement, there is no written claim or assessment pending or, to the Knowledge of Seller, threatened for any alleged deficiency in Taxes of Seller, and there is no audit or investigation with respect to any liability of Seller Parties for Taxes. Seller has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency.

(c)

There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller Parties.

(d)

Seller (i) has not been a member of an affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign law and (ii) has no liability for Taxes of any Person other than Seller and its Subsidiaries under Treas. Reg. §§ 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise.

(e)

Seller has withheld (and timely paid to the appropriate Governmental Authority) proper and accurate amounts for all periods through the date hereof in compliance with all Tax withholding provisions of applicable federal, state, local and foreign Laws other than provisions of employee withholding (including, without limitation, withholding of Tax on dividends, interest, and royalties and similar income earned by non-resident aliens and foreign corporations and withholding of Tax on United States real property interests).

(f)

No jurisdiction where Seller does not file a Tax Return has made a claim in writing that Seller is required to file a Tax Return relating to the Business or its assets for such jurisdiction or that any Taxes relating to the Business or its assets are due as a result of doing business in any such jurisdiction.

Section 2.10.    Compliance with Laws; Permits.

(a)

Seller has not been in conflict with, in Default or, with notice, lapse of time or both, would be in Default, with respect to or in violation of any (i) statute, law, ordinance, rule, regulation or requirement of a Governmental Authority (each, a “Law”) or (ii) order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority (each, an “Order”) applicable to Seller or by which any property or asset of Seller is bound or affected.

(b)	Seller has not received any written notice

(1)	of any Default or violation as described in clause (a) above;

(2)	of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to Seller; or

(3)	from any Governmental Authority alleging that Seller is not in compliance with any Law or Order.

(c)

Seller has all permits, licenses, orders, registrations, certificates, variances, authorizations, consents, approvals, franchises, and similar rights from Governmental Entities required to conduct the Business as currently conducted (“Permits”) and such Permits are valid and in full force and effect. Seller is in compliance with the terms of such Permits and, as of the date of this Agreement, has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

(d)

Seller conducts, and since January 1, 2020 has conducted, the Business in compliance in all material respects with all applicable Law related to the storage handling, preparation, labeling, sale and distribution of food to consumers, including the applicable provisions of the Federal Food, Drug, and Cosmetic Act, as amended, and the applicable regulations and requirements adopted by the Food and Drug Administration (the “FDA”) thereunder (collectively, the “Food and Drug Act”), the applicable statutes, regulations and requirements of the United States Department of Agriculture (the “USDA”), and any applicable statutes, regulations and requirements established by any other Governmental Authority responsible for regulating the preparation, labeling, sale and distribution of food products (together with the FDA and USDA, collectively, the “Food Authorities” and the Food and Drug Act together with such other statutes, regulations and requirements collectively, “Food Law”) and terms and conditions imposed in any Permits granted by any Food Authority. To Seller’s Knowledge, each of its suppliers and other third Persons involved in the sourcing, handling, sale, preparation, distribution, or delivery of the Food to or for Seller have complied and are in compliance with applicable Food Law and terms and conditions imposed in any Permits granted by any Food Authority, including any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements, in each case as required under applicable Food Law or Permits granted by any Food Authority.

(e)

There is currently no pending or, to Seller’s Knowledge, threatened Proceeding relating to or asserting a violation of any Food Law, and there has not been any such Proceeding brought or threatened in writing since January 1, 2020. None of (1) the Seller, the Business, Leased Real Property, or any Food Inventory (current or past) or, (2) to the Knowledge of Seller, the persons that manufacture, process, package, supply ingredients and packaging materials for or distribute Food to Seller, has received or is subject to, or since January 1, 2020, has been subject to, (x) any warning letter, untitled letter, notice of inspectional observation (including FDA Form 483), notice of suspension, notice of intended enforcement or other adverse correspondence or notice from any Food Authority or (y) any import detention, investigation, suspension or withdrawal of inspection or registration, penalty assessment or other compliance or enforcement action by any Food Authority that remains unresolved, and any such resolved matters arising under part (1) of this paragraph are listed on Section 2.10(e) of the Disclosure Schedules.

(f)

All Food Inventory has been substantially properly handled and stored and is properly packaged and labeled and is fit for human consumption and may be shipped in interstate commerce in accordance with applicable Food Law. None of the Food Inventory has been adulterated or misbranded within the meaning of applicable Food Law. All of the current packaging or storage vessels for Food Inventory is adequate for normal shipping and storage. None of the Food Inventory requires any specific approval of the FDA, USDA or any other Food Authority for the purpose of which they are being manufactured, prepared, produced, sold or distributed, which has not been obtained.

(g)

With respect to Food previously sold or any current Food Inventory, none of Seller or, to the Knowledge of Seller, the third persons that manufacture, process, package, supply ingredients or packaging materials for or distribute the Food sold by Seller or consisting of part of the Food Inventory, has since January 1, 2020, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field alert, field correction, market withdrawal or replacement, safety alert, or other notice or action relating to an alleged lack of safety or regulatory compliance of any Food (collectively, a “Recall”). To the Knowledge of Seller, since January 1, 2020, no facts have existed that, if known by the applicable Food Authority, would have required or resulted in a Recall. None of the Food Inventory is subject to dietary notification or reporting pursuant to the reportable food registry or similar reporting requirement maintained by the FDA or any foreign Food Authority equivalent having authority over the Business.

Section 2.11.    Environmental Matters.

(a)	Seller has substantially complied at all times with all applicable Environmental Laws.

(b)

No property currently or formerly owned or operated by Seller has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law.

(c)	Seller has not received any written notice, demand, letter, claim or request for information alleging that Seller is in violation of or liable under any Environmental Law.

(d)

Seller is not subject to any order, decree or injunction with any Governmental Authority or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances.

For purposes of this Agreement, “Environmental Law” means any federal, state or local statute, Law, or Order relating to: (i) the protection of health and safety or the environment or (ii) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance; and “Hazardous Substance” means any substance that is: (i) listed, classified, regulated or defined pursuant to any

Environmental Law or (ii) any petroleum product or byproduct, asbestos-containing material, polychlorinated biphenyls or radioactive material.

Section 2.12.    Intellectual Property.

(a)

Seller owns or is validly licensed or otherwise has the right to use all patents, inventions, copyrights, software, trademarks, service marks, domain names, trade dress trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) used in the Business as currently conducted.

(b)	Section 2.12(b) of the Disclosure Schedules lists all Intellectual Property included in the Purchased Assets

(c)	The Intellectual Property used by Seller does not infringe, misappropriate or otherwise violate the Intellectual Property of any third party.

(d)

Seller has not received any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation (including any claim that Seller must license or refrain from using any Intellectual Property of any third party).

(e)

To Seller’s Knowledge no third party has infringed upon, misappropriated or otherwise violated any Intellectual Property of Seller. Seller makes reasonable best efforts to protect and maintain its Intellectual Property.

Section 2.13.    Properties.

(a)

Section 2.13(a) of the Disclosure Schedule contains a true and correct list of each parcel of leased real property (the “Leased Real Property”) and a summary description of all plants and structures located on each parcel of Leased Real Property. True and correct copies of all lease agreements for the Leased Real Property (“Leases”) have been provided to Buyer.

(b)	Seller is the lessees under each of the Leases. Each Lease is in full force and effect and there is no existing Default by Seller or, to the Knowledge of any Seller, any other party to such Leases.

(c)

Seller’s interest in the Leased Real Property is free and clear of any Liens, and is not subject to any deeds of trust, assignments, subleases, or rights of any third parties known to or created or permitted by any Seller other than the lessor thereof or any mortgagees of such lessors.

(d)

There is no Default by Seller nor, to Seller’s Knowledge, any other party thereto, under any Leases, and no condition or circumstance exists which, would constitute a Default by Seller nor, to Seller’s Knowledge, any other party thereto, under any such Leases.

(e)

All improvements on the Leased Real Property conform to all applicable state and local Laws or use restrictions, and the property is zoned for the various purposes for which the Leased Real Property and improvements thereon are presently being used.

(f)

Seller has not received any notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Leased Real Property.

(g)

There is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Leased Real Property which prohibits the current use of the Leased Real Property.

(h)

All Permits required for the occupancy and operation of the Leased Real Property (with appurtenant parking uses) as presently being used have been obtained and are in full force and effect and Seller has not received any notices of violations in connection with such items.

(i)	Seller does not have in its possession any studies or reports which indicate any defects in the design or construction of any of the Improvements on the Leased Real Property.

(j)

No Person, other than Buyer, has any right, option, right of first refusal or any other contract, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Leased Real Property.

Section 2.14.    Material Contracts.

(a)

Section 2.14(a) of the Disclosure Schedule lists as of the date hereof, and Seller has made available to Buyer true, correct and complete copies of each of the following contracts (each, a “Material Contract”) to which Seller is a party or which bind or affect its properties or assets (excluding leases, subleases or other agreements for Leased Real Property, all of which contracts are disclosed in Section 2.13(a) of the Disclosure Schedule, and excluding Employee Plans):

(1)

contracts containing provisions that limit the ability of Seller (or which, following the consummation of the transactions contemplated hereby, could restrict the ability of Buyer) to compete in any business or with any Person or in any geographic area, or to sell, supply or distribute any of Seller’s services or products (including any non-compete, exclusivity, “most-favored-nation” or similar requirements) or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing or engaging;

(2)	contracts that provide for or govern the formation, creation, operation, management or control of any strategic partnership, joint venture, joint development, or similar arrangement or partnership;

(3)	contracts that relate to indebtedness;

(4)	the Assumed Contracts;

(5)	any licenses or other agreements for the Seller’s right to the Intellectual Property;

(6)	contracts with any employees of Seller;

(7)	contracts with any customer of the Business;

(8)	contracts with any vendor or supplier of the Business;

(b)

each Material Contract is valid and binding on Seller that is a party thereto and, to the Knowledge of Seller, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except to the extent enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and to general equitable principles, and unless expired or terminated in accordance with its terms; (ii) Seller and, to the Knowledge of Seller, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each Material Contract; and (iii) there is no Default under any Material Contract by Seller or, to the Knowledge of Seller, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by Seller or, to the Knowledge of Seller, by any other party thereto.

Section 2.15.    Anticorruption. Seller, including its employees, directors, agents or other Persons acting on their behalf, have not, directly or indirectly, taken any action that would cause Seller to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to Seller (collectively with the FCPA, the “Anticorruption Laws”). Seller, including its employees, directors, agents or other persons acting on their behalf, have not, directly or indirectly, corruptly given, loaned, paid, promised, offered or authorized payment of money or anything of value to any “foreign official” as defined in the FCPA or, in violation of Law, to any other government official, to secure any improper advantage or to obtain or retain business for any Person or to achieve any other purpose prohibited by the Anticorruption Laws. Seller has established and implemented reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws.

Section 2.16.    Insurance. Seller maintains policies of insurance, including property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is in form and amount as customary for the Business and as may be additionally required under the terms of any contract or agreement. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed. There is no threatened termination of, or pending material premium increase with respect to, any such policies or bonds.

Section 2.17.    Brokers; Certain Expenses. Except for [***], no agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid solely by Seller Parties, is or shall be entitled to receive any brokerage, finder’s, financial advisors, transaction or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of either Seller Party. Seller Parties shall be responsible for all costs and expenses due to [***].

Section 2.18.    Adequacy of Acquired Assets; Title to Assets.

(a)

The Acquired Assets include, and upon the purchase of the Acquired Assets Buyer will own or have the uncontested right to use, all rights, properties (including Seller’s Intellectual Property), interests in properties, and assets necessary to permit Buyer to carry on the Business as presently conducted by Seller. The Equipment and the Improvements on the Leased Real Property are individually and in the aggregate in good condition and state of repair, reasonable wear and tear and normal depreciation excepted.

(b)

Except as regards Leased Real Property (to which the provisions of Section 2.13. shall apply), Seller owns good, marketable, and transferable title to all of the Acquired Assets, free and clear of any Liens other than Permitted Liens.

(c)	The Acquired Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by Seller.

Section 2.19.    Tangible Personal Property; Inventory.

(a)

Each item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from patent, and, to the Seller’s Knowledge, latent defects. No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. Except as disclosed on Section 2.19(a) of the Disclosure Schedule, all tangible personal property used in the Business is in the possession of Seller.

(b)

The Inventory was acquired in the ordinary course of business consistent with the past practice of Seller and the Business. On the Closing Date, (1) the Food Inventory will consist of Food saleable in the ordinary course of the Business, consistent with past practice,; (2) none of the Food Inventory will consistent of any Food subject to a Recall; (3) all Food (and any particular item) comprising the Food Inventory is of a quality and quantity salable in Seller’s ordinary course of business; and (4) the Food Inventory levels have been obtained and maintained at such amounts as are required for the operation of the Business as previously conducted and as currently conducted in the ordinary course of business, in all material respects, and such Food Inventory levels are adequate and reasonable for the Business as operated by Seller in the ordinary course. All Food Inventory is located at, or is in transit to or from, the Leased Real Property. The Seller has purchased all Food Inventory in compliance with applicable Laws and all Food comprising the Food Inventory complies with Seller’s internal quality assurance guidelines.

Section 2.20.    Accounts Receivable. All accounts receivable that are reflected on any balance sheet contained in the Financial Statements or on the accounting records of Seller as of the Closing Date represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business. Except to the extent paid prior to the Closing Date, such accounts receivable are or will be as of the Closing Date payable in an amount not less than the amount reflected on any balance sheet in the Financial Statements, net of the respective reserves shown thereon (which reserves are adequate and calculated consistent with past practice). To Seller’s Knowledge, there is no material contest, claim, defense or right of setoff, other than returns in the ordinary course of business of Seller, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

Section 2.21.    Relationships With Related Persons. Neither Seller nor any of its Affiliates has, or since last three fiscal years has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Business. Neither Seller nor any of its Affiliates owns, or since last three fiscal years has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed on Section 2.21 of the Disclosure Schedule, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in any Competing Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on Section 2.21 of the Disclosure Schedule, neither Seller nor any of its Affiliates is a party to any Contract with, or has any claim or right against, Seller.

Section 2.22.    Solvency. Immediately following the Closing Date, and until Seller Parties have satisfied all of their obligations under this Agreement, including their indemnification obligations under Article V, the Seller Parties shall have sufficient assets to pay its Liabilities as they become due in the ordinary course of business and will have sufficient liquidity of assets, taking into account all Liabilities, to satisfy all of its indemnification obligations under Article V as they become due and owing.

Section 2.23.    Books and Records. The books of account and other financial records of Seller, all of which have been made available to Buyer are materially complete and correct and represent actual, bona fide transactions and have been maintained materially in accordance with sound business practices. All of the minute books of Seller have been made available to Buyers, and contain materially accurate records of meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller.

Section 2.24.    Correctness of Representations. No representation or warranty of Seller in this Agreement, or the Disclosure Schedule, or otherwise in connection with the transactions contemplated hereunder, contains any materially untrue statement of material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in any material respect. No Seller has Knowledge of any fact that has specific application to Seller other than general economic or industry conditions and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Disclosure Schedule.

Section 2.25.    Independent Investigation; Non-reliance. Seller represents that no representations or warranties have been made by Buyer or any Person on Buyer’s behalf other than the representations and warranties contained in this Agreement and that, in entering into the transactions contemplated by this Agreement, the Seller Parties are not relying upon any information other than that contained in this Agreement and the results of their own independent investigation.

Section 2.26.    Seller Bank Accounts. Section 2.26 of the Disclosure Schedules sets forth the names of the banks, trust companies and other financial institutions at which the Seller maintains bank accounts or safe deposit boxes for the purpose of the Business, and the types of accounts maintained by the Seller at such bank, trust company or other financial institution (“Seller Bank Accounts”). For the avoidance of doubt, Seller Bank Accounts shall not include [***].

Section 2.27.    Customers and Suppliers. Section 2.27 of the Seller Disclosure Schedule contains a true, correct and complete list of the names and addresses of all the customers and suppliers of the Seller. The Seller maintains good commercial relations with each of its customers and suppliers and, to the Knowledge of the Seller, no event has occurred that could materially and adversely affect the Seller’s relations with any such customer or supplier. No customer or supplier during the prior twelve (12) months has canceled, terminated or made any threat to cancel or otherwise terminate, nor does the Seller have any knowledge that a customer or supplier intends to cancel or otherwise terminate within the next twelve (12) months, any of such customer’s or supplier’s Contracts with the Seller or materially decrease such customer’s usage of the Seller’s services or products or such supplier’s supply of services or products to the Seller. Furthermore, the Seller represents and warrants that the aggregate Whole Foods gross margin has not exceeded 22.5% in the last 12 months.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF BUYER.

Buyer represents and warrants to the Seller as follows:

Section 3.1.    Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power to carry on its business as now conducted.

Section 3.2.    Authority. Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery of this Agreement by Seller Parties, constitutes a legal, valid and binding agreement of Buyer, enforceable in accordance with its terms against Buyer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and by general principles of equity.

Section 3.3.    Consents and Approvals. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated hereby require no consent, approval, authorization or filing with or notice to any Governmental Authority other than any actions or filings the absence of which are not reasonably likely to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.4.    Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated by this Agreement do not and will not (with or without notice or lapse of time or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Buyer; (ii) assuming compliance with the matters referred to in Section 3.3, contravene, conflict with or result in a violation or breach of any Law or Order; or (iii) require any consent or approval under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Buyer is a party, or by which its properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iii) of this section, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 3.5.    Independent Investigation; Non reliance. Buyer is not relying on any statement, representation, or warranty made by Seller except as set forth in Article III. Seller has not made any representation or warranty as to the future profitability of the Business.

ARTICLE IV. COVENANTS.

Section 4.1.    Non-Competition and Non-Solicitation.

(a)

During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date, neither Seller Party shall, directly or indirectly, engage in, own, be employed by, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, however, that the ownership of an equity interest of not more than 2% in a publicly traded entity that is engaged in a Competing Business, without more, shall not constitute a violation of this covenant.

(b)

During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date, neither Seller Party shall, directly or indirectly: (i) solicit the trade of, or trade with, any customer or supplier of Buyer such that the customer or supplier of Buyer reduces the amount of business that it does (or, but for that solicitation, would do)with Buyer, or (ii) solicit or induce any employee, distributor, sales representative, agent or contractor of Buyer to terminate his, her or its employment or other relationship with Buyer.

(c)

If a Seller Party shall be in breach of any of the provisions of subsection (a) or subsection (b) above, then the time periods set forth in those subsections shall, as they relate to both Seller Parties, be extended by the length of time during which the breach is ongoing.

(d)	As used in this Section 4.1, the following terms have the following meanings:

(1)

“Competing Business” means the manufacturing, marketing or selling of products or services which are competitive with any Products and that are directly or indirectly marketed or sold in the Territory;

(2)

“Product” means (A) any product or service that Buyer is manufacturing, marketing, selling or developing on the date of this Agreement and (B) any other product or service that Buyer has marketed, sold or developed at any time during the three-year period immediately prior to the date of this Agreement; and

(3)

“Territory” means the jurisdiction or jurisdictions, in each case in which Buyer has marketed or sold any Products at any time during the three-year period immediately prior to the date of this Agreement.

(e)

Seller Parties acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Section 4.1 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 4.1 and shall have the right to specifically enforce Section 4.1 and its terms and provisions against the Seller Parties in addition to any other remedy to which Buyer may be entitled under this Agreement, at law or in equity.

(f)

It is the intent of the parties that each provision of this Section 4.1 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 4.1 is sought. In furtherance of the foregoing, each provision of Section 4.1 shall be severable from each other provision, and any provision of Section 4.1  that is prohibited or unenforceable in any jurisdiction shall be subject to the following:(i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable;(ii) the Governmental Entity or arbitrator considering the matter is authorized to (or, if that Governmental Entity or arbitrator is unwilling or fails to do so, then the parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 4.1, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 4.1 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 4.1 shall not (x) affect the validity or enforceability of any other provision of Section 4.1 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

Section 4.2.    Press Releases. Buyer and Seller Parties shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith.

Section 4.3.    Employment of Active Employees by Buyer.

(a)	[***].

(b)

Neither Seller Party nor their respective Affiliates shall solicit the continued employment of any current employee (unless and until Buyer has informed Seller in writing that the particular current employee will not receive any employment offer from Buyer) or the employment of any Proposed Future Employee after the Closing. Buyer has informed Seller of the identities of those current employees to whom it will not make employment offers.

(c)	[***]

Section 4.4.    Salaries and Benefits.

(a)

Seller shall be responsible for (i) the payment of all wages and other remuneration due to current employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; and (ii) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of the Consolidated Omnibus Budget Reconciliation Act (COBRA) and Sections 601 through 608 of ERISA.

(b)

Seller shall be liable for any claims made or incurred by current employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

Section 4.5.    Payment of All Taxes Resulting From Sale of Assets by Seller. Each of the Seller Parties shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Acquired Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Laws, including taxes due pursuant to Section 4.16.

Section 4.6.    Payment of Other Retained Liabilities. . In addition to payment of Taxes pursuant to Section 4.5, the Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities.

Section 4.7.    Removing Excluded Assets. Seller shall use its best efforts to remove all Excluded Assets from all facilities of the Business to be occupied by Buyer after the Closing. Such removal shall be done in such manner as to avoid any damage to such facilities and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Acquired Assets or to such facilities resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this provision, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; or (b) to store the Excluded Assets and to charge Seller Parties all storage costs associated therewith. Seller promptly shall reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date. No breach of this Section 4.7 shall be deemed a breach of this Agreement.

Section 4.8.    Reports and Returns. After the Closing, Seller promptly shall prepare and file all reports and returns required by Laws relating to the business of Seller as conducted using the Acquired Assets, to and including the Closing.

Section 4.9.    Customer and Other Business Relationships. After the Closing, Seller Parties will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Seller will refer to Buyer all inquiries relating to the Business. A Seller Party shall not, and shall use its best efforts to be sure that none of Seller’s officers, employees, agents or stockholders, take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business.

Section 4.10.    Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those records of Seller delivered to Buyer. Seller shall have the right to retain copies of any and all such records for all legitimate purposes of Seller, including preparation of financial statements and tax returns. Buyer also shall provide reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Seller shall provide Buyer reasonable access to records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice. Prior to the destruction of any records of Seller delivered to Buyer, Buyer shall notify Seller of such proposed destruction and shall offer Seller the option, exercisable within thirty (30) days after Seller’s receipt of such notice, to retake possession and ownership of any such Records.

Section 4.11.    Restrictions on Seller Dissolutions or Distributions. Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, until Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Section 4.5 and Section 4.6.

Section 4.12.    Bulk Sales. The Buyer shall be solely responsible for the payment of any Transfer Taxes and compliance with the provisions of any applicable bulk sales, bulk transfer, or similar Laws of any jurisdiction that may be applicable with respect to the sale of any or all of the Acquired Assets to Buyer. Buyer agrees to indemnify and hold harmless Seller from and against any and all Liabilities which may be asserted by a third party against Seller as a result of such noncompliance.

Section 4.13.    Seller Bank Account Statements. During the period commencing on the Effective Date and ending ninety (90) days following the Closing Date the Seller shall, and the Owner shall cause the Seller to provide the Buyer and its representatives with monthly account statements for each of the Seller Bank Accounts for purposes of confirming the Parties compliance with Section 4.19. Seller shall deliver the Statements to Buyer on a monthly basis, within three (3) days of such statements being generated by the applicable financial institution, and from time to time as the Buyer may reasonably request.

Section 4.14.    Name Change. Within three (3) Business Days following the Closing Date, the Seller shall change its company name to remove any reference to the name “Golden Organics, Inc.” or any other name used by the Seller in the conduct or operation of the Business. As promptly as practicable following the Closing, the Seller shall file in all jurisdictions in which it is qualified to do business all documents necessary to reflect such change of name or to terminate its qualification therein. In connection with enabling the Buyer, at or as soon as practicable following the Closing, to use the current company names of the Seller, the Seller shall, at or prior to the Closing, execute and deliver to the Buyer all consents related to such change of name as may be requested by the Buyer, and shall otherwise cooperate with the Buyer in order to effect the changes and requirements contemplated by this Section 4.14.

Section 4.15.    Access and Investigation. During the period commencing on the Effective Date and ending on the first to occur of the Closing Date (the “Interim Period”), the Seller shall, and the Owner shall cause the Seller to: (a) provide the Buyer and its representatives with reasonable access during Seller’s normal business hours to the Seller’s, personnel, customers, suppliers, properties and assets and to all existing books, records, tax returns, work papers and other documents and information relating to the Seller and (b) provide the Buyer and its representatives with copies of such books, records, tax returns, work papers and other documents and information and such additional financial, operating and other data and information regarding the Seller as the Buyer may reasonably request.

Section 4.16.    Operation of the Seller’s Business. During the Interim Period, the Seller shall, and the Owner shall cause the Seller to:

(a)

ensure that the Seller conducts the Business and operations (i) in the ordinary course and consistent with past practice and (ii) in compliance in all material respects with all applicable Laws and the requirements of all Seller Contracts and Transferred Permits; and

(b)

use commercially reasonable efforts to ensure that the Seller preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and others having business relationships with the Seller.

Section 4.17.    Notification. During the Interim Period, the Seller Parties shall promptly notify the Buyer in writing of:

(a)

the discovery by any Seller Party of any event, condition, fact or circumstance that occurred or existed on or prior to the date hereof and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement;

(b)

the discovery by any Seller Party of any event, condition, fact or circumstance that occurs, arises or exists after the date hereof and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by any Seller Party in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date hereof;

(c)	any breach of any covenant or obligation of any Seller Party;

(d)

the discovery by any Seller Party of any event, condition, fact or circumstance that has made or could reasonably be expected to make the timely satisfaction of any condition set forth in in Section 1.10 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect; and

(e)

(i) any notice or other communication from any Person alleging that the consent or approval of such Person is or may be required in connection with the transactions contemplated by this Agreement, and ( ii) any Action or material claim threatened, commenced or asserted against or with respect to the Seller or the transactions contemplated by this Agreement; provided, however, that no notification given to the Buyer pursuant to this Section 4.17 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of any Seller Party, or any of the rights of the Buyer, contained in this Agreement.

Section 4.18.    No Negotiation.

(a)

Until the earlier of the Closing or the termination of this Agreement, the Seller Parties shall not, directly or indirectly, and shall not authorize or permit the Seller or any representative of the Seller directly or indirectly to, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any proposal relating to any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, business combination, issuance of securities, direct or indirect acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction involving the Seller; (b) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition of a material portion of the business or assets of the Seller; or (c) any liquidation or dissolution of the Seller (an “Acquisition Proposal”) or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Seller to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to a potential Acquisition Transaction or an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition

Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction. Without limiting the generality of the foregoing, the Seller acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any representative of the Seller, whether or not such representative is purporting to act on behalf of the Seller, shall be deemed to constitute a breach of this Section 6.04 by any Seller Party.

(b)	The Owner shall, and shall cause the Seller to, immediately cease and cause to be terminated any existing discussions with any Person (other than the Buyer) that relate to any Acquisition Proposal.

Section 4.19.    Wrong Pockets. From and after the Closing, if any Seller Party or any of one of their respective affiliates receives or collects any funds relating to any Acquired Asset, including Work in Progress, the Seller Party Representative shall remit such funds to Purchaser within ten (10) Business Days after its receipt thereof. From and after the Closing, if Purchaser or its affiliate receives or collects any funds relating to any Excluded Asset, Purchaser or its affiliate shall remit any such funds to Seller Party Representative within ten (10) Business Days after its receipt thereof.

Section 4.20.    Assistance from Owner. For a period of ninety (90) days following the Closing Date, the Owner shall make himself available to provide assistance to Buyer per the following schedule: up to two (2) days per week. Assistance will be provided during normal business hours with respect to transitioning the Business, including its customers, employees and independent contractors, from Seller to Buyer and developing new business opportunities for the Business; provided, that the Owner shall (i) not receive any compensation from Buyer or its Affiliates (including, after the Closing, the Business) for any such assistance, and (ii) act in a manner that promotes the goodwill and business interests of Buyer and its Affiliates (including, after the Closing, the Business) and preserves Buyer’s ongoing relationships with such Customers, Employees and Independent Contractors of the Business. The Buyer and Owner shall mutually agree upon the terms and conditions of any assistance Buyer requests from Owner after such ninety (90) day period.

ARTICLE V. INDEMNIFICATION.

Section 5.1.    Indemnification by Seller Parties. The Seller Parties, jointly and severally, shall defend, indemnify and hold harmless Buyer and its directors, officers, employees and agents from and against any and all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys' fees and disbursements, arising from or relating to (referred to in the aggregate as “Losses”):

(a)	any misrepresentation or breach of warranty of Seller in this Agreement or any agreement executed and delivered in connection with this Agreement, and schedule or exhibit hereto or thereto;

(b)	any default by a Seller Party in the performance or observance of any of its covenants or agreements under this Agreement;

(c)	any liability set forth on Section 5.1(c) of the Disclosure Schedule;

(d)	any Excluded Asset or any Retained Liabilities; or

(e)	any third-party claim based upon, resulting from or arising out of the Business of Seller conducted on or prior to the Closing Date.

Section 5.2.    Limitations on Seller Parties Indemnification Liability. Except as expressly set forth herein:

(a)

In no event shall the Buyer be entitled to indemnification pursuant to Section 5.1(a) for any Losses unless the aggregate amount of all such Losses exceeds $20,000 (the “Basket”), in which case the Buyer will be entitled to indemnification for Losses including, and in excess of the Basket, subject to the other limitations contained herein.

(b)	The aggregate amount of all Losses for which the Seller and the Shareholders shall be liable pursuant to Section 5.1(a) shall not exceed $350,000.00.

(c)	Indemnification relating to each of the Fundamental Representations (as defined herein) and all items in Section 5.1(c) shall not be subject to the limitations in Sections 5.2(a) – (b).

(d)

Any Losses arising, directly or indirectly, out of any fraud or intentional misrepresentation or omission with respect to any of the representations made by the Seller or Owner shall not be subject to any of the limitations in Sections 5.2(a) – (b).

Section 5.3.    Right of Setoff. Indemnification claims against Seller Parties shall be satisfied first by set-off against the outstanding principal balance, plus accrued interest under the Seller Financing Note, prior to being satisfied out of any other funds of a Seller Party. With respect to any claim for indemnification under Section 5.1, Purchase Price Adjustment in favor of Buyer pursuant to Section 1.6, or any breach of contract claim under this Agreement, Buyer is hereby authorized to setoff and apply any and all claims owing by Seller Parties to Buyer against the obligations, if any, owing by Buyer to Seller Parties in respect of this Agreement, including any payment pursuant to the Seller Financing Note that may have otherwise been payable pursuant to Section 1.5, and any Purchase Price Adjustment in favor of Seller that may have otherwise been payable pursuant to Section 1.6.

Section 5.4.    Survival of Representations and Warranties. All representations. warranties, and covenants made in this Agreement or in connection with the transactions contemplated in this Agreement shall survive the Closing until the twelve (12) month anniversary of the Closing Date; provided, however, that the representations and warranties in Section 2.1 (Organization and Corporate Power), Section 2.2 (Corporate Authorization), Section 2.3 (Non-Contravention); Section 2.4 (Financial Statements); Section 2.5 (Absence of Certain Changes); Section 2.9 (Tax Matters); Section 2.17 (Brokers); and Section 2.18 (Adequacy of Acquired Assets; Title to Assets), (collectively, the “Fundamental Representations”), shall survive until 60 days after the expiration of the applicable statute of limitations.

Section 5.5.    Indemnification Procedures. Any Action by the Buyer on account of a Loss which does not result from a third-party claim (a “Direct Claim”) shall be asserted by the Buyer giving the Seller reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Buyer becomes aware of such Direct Claim. Such notice by the Buyer shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Buyer. The Seller shall have ten (10) days after its receipt of such notice to respond in writing to such Direct Claim (“Notice of Objection”). The Buyer shall allow the Seller and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Buyer shall assist the Seller’s investigation by giving such information and assistance (including access to the Buyer’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Seller or any of its professional advisors may reasonably request. If the Seller does not so respond within such ten (10) day period, the Seller shall be deemed to have accepted such claim, in which case the Buyer shall be free to pursue such remedies as may be available to the Buyer on the terms and subject to the provisions of this Agreement. If the Indemnifying Party notifies Buyer of any such objections, such objections shall be resolved solely according to the following procedures (such procedures, the “Dispute Resolution Procedures”). The Buyer and the Seller shall attempt to resolve such objections in good faith for a period of ten (10) days beginning on the date the Buyer receives the Notice of Objection from the Seller. If any objections set forth in the Notice of Objection are not resolved by the Seller and the Buyer within such ten (10) day period, such objections that are still in dispute shall promptly

(but in any event within ten (10) days) be referred to and exclusively be determined by an attorney acting outside of the American Arbitration Association, or a public accounting firm CPA, or an organic foods industry specific professional, that is mutually agreed upon by the parties and that shall resolve and determine the issue.. The decision of the mediator shall be final, conclusive and binding on the parties, absent fraud or manifest error and not subject to judicial, arbitral or any other form of review. In connection with any such proceeding, the mediator shall allocate the fees and expenses of mediator to be paid between the Seller and the Buyer in proportion as is appropriate to reflect their relative success in the resolution of the dispute. For example, if the Seller challenges the calculation of the Closing Accounts Receivable by an amount of $100,000, but the mediator determines that the Seller has a valid claim for only $60,000, then Buyer shall bear sixty percent (60%) of the fees and expenses of the mediator and Seller shall bear the other forty percent (40%) of such fees and expenses.

ARTICLE VI. TERMINATION

Section 6.1.    Termination Events. This Agreement may be terminated prior to Closing:

(a)	by mutual written consent of the Buyer and the Seller Parties;

(b)

by written notice from the Buyer to the Seller Parties if there has been a breach of any representation, warranty, covenant or agreement by any Seller Party, or any such representation or warranty shall become untrue after the date hereof, and such breach is not curable or, if curable, is not cured within the earlier of (i) fifteen (15) days after written notice thereof.

ARTICLE VII. &NBSP;&NBSP;&NBSP;&NBSP;MISCELLANEOUS.

Section 7.1.    Entire Agreement; Assignment; Amendments. This Agreement (including the Disclosure Schedule and the exhibits to this Agreement) and the Confidentiality Agreement constitute the entire agreement and supersede all oral agreements and understandings and all written agreements prior to the date hereof between or on behalf of the parties with respect to the subject matter hereof. This Agreement shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement may be amended only by a writing signed by each of the parties, and any amendment shall be effective only to the extent specifically set forth in that writing.

Section 7.2.    Severability; Expenses; Further Assurances. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement. The parties shall from time to time do and perform any additional acts and execute and deliver any additional documents and instruments that may be required by Law or reasonably requested by any party to establish, maintain or protect its rights and remedies under, or to effect the intents and purposes of, this Agreement.

Section 7.3.    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) upon confirmation of receipt by the addressee, if such notice or communication is delivered via facsimile or e-mail to the facsimile telephone number or e-mail address, as applicable, specified in this Section 6.3 or (b) upon receipt at address of the addressee specified in this Section 6.3, if such notice or communication is delivered by U.S. mail, courier or other physical delivery service. The addresses for such notices and communications shall be as follows:

If to Buyer, to:

Golden Organics, Inc.

5350 Pecos St.

Denver, CO 80221

Email: ______________

Attention: David Rickard

with a copy (which will not constitute notice to Buyer) to:

____________________

____________________

Email: ____________________

Attention: ____________________

If to Seller, to:

Innovative Food Holdings, Inc.

969 Bonita Beach Rd., STE 208

Bonita Springs, FL 34135

Email: ______________

Attention: Bill Bennett, CEO

with a copy (which will not constitute notice to Seller) to:

Steptoe & Johnson PLLC

500 North Akard Street, Suite 3200

Dallas, TX 75201

Email: ______________

Attention: Rick Warren

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. Rejection or other refusal to accept or the inability for delivery to be effected because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.4.    Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the Laws of the State of Colorado, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Colorado or of any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Colorado.

Section 7.5.    Headings. The descriptive headings in this Agreement are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 7.6.    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 7.7.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement. At the Closing, signature pages of counterparts may be exchanged by facsimile or by electronic transmittal of scanned images thereof, in each case subject to appropriate customary confirmations in respect thereof by the signatory for the party providing a

Section 7.8.    Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, “control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, by agreement or otherwise.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Default” means any breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, Order, or Permit, or any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, Order, or Permit.

“Estimated Closing Inventory” means an amount equal to $1,425,000.

“Expiry Date” means, with respect to Food, Food Inventory or Inventories, any “sell by,” “best by,” “use by,” or other expiration date or other date provided as the outside date (whether advisory or mandatory, and whether set by a Governmental Authority, consumer group, trade or industry group, or the Food’s producer, distributor, or seller) for sale or consumption.

“Food” means, collectively, all food as defined in Section 201(f) of the Food and Drug Act or, with respect to the application or interpretation of any other Food Law, the definition of such term given under such other Food Law, or other goods regulated under Food Law or otherwise offered, intended, or used for human consumption.

“Food Inventory” means that portion of the Inventory consisting of Food.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

“Improvements” means all buildings, structures, fixtures and other improvements included in the Real Property.

“IRS” means the Internal Revenue Service of the United States of America.

“Knowledge of Seller,” “Seller’s Knowledge,” or words or phrases of similar import mean the actual knowledge, after due inquiry and reasonable investigation, of Seller, Owner, and Seller’s officers listed in Section 6.08 of the Disclosure Schedule;

“Leased Real Property” means all real property described on Schedule 2.13(b) that is not owned in fee simple by Seller that Seller either occupies or uses or has the right to occupy or use, together with all

Improvements thereon (including construction in progress) and appurtenances thereto located on such real property).

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, is reasonably expected to result in a material adverse effect on the business, prospects, assets, properties, financial condition, results of operations or prospects of Seller, taken as a whole, or prevent, materially impede or materially delay the consummation by Seller of the transactions contemplated by this Agreement.

“Net Income” means, for a given period of time, the pre-tax net income of the Business during such period as determined in accordance with GAAP consistently applied.

“Permitted Lien” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law; (iii) Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of Seller or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established; (iv) pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or encumbrances of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection; (vii) pledges or deposits to secure the obligations under the existing indebtedness of Seller; (viii) all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and (ix) any other Liens which do not materially interfere with Seller’s use and enjoyment of real property or materially detract from or diminish the value thereof.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Real Property Leases” means any real estate leases (including, any assignment of a real estate lease or sublease) pursuant to which Seller leases any Leased Real Property, and any and all assignable warranties of third parties with respect thereto, and any amendments, extensions and renewals of such real estate leases.

“Real Property Taxes” means all ad valorem taxes imposed upon the Real Property and any portion of the Leased Real Property, general assessments imposed with respect to the Leased Real Property and special assessments upon the Leased Real Property, whether payable in full or by installments prior to the Closing Date.

“Tax” or, collectively, “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

“Transfer Taxes” means all sales, use, transfer and all other non-income taxes, and any fees incurred in connection with the purchase and sale of the Acquired Assets.

Section 7.9.    Interpretation. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to article, section, paragraph, exhibit and disclosure schedule are to the articles, sections, paragraphs, exhibits and disclosure schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa. The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York City, unless otherwise specified. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

PURCHASER:

INNOVATIVE FOOD HOLDINGS, INC., a Florida corporation

By:	/s/ Bill Bennett
Name:	Bill Bennett
Title:	Chief Executive Officer

SELLER:

GOLDEN ORGANICS, INC., a Colorado corporation

By:	/s/ David Rickard
Name:	David Rickard
Title:	Chief Executive Officer

OWNER:

/s/ David Rickard
David Rickard

EXHIBIT A

SELLER FINANCING NOTE

A -1

EXHIBIT B

PURCHASE PRICE ALLOCATION

B-1

EXHIBIT C

BILL OF SALE

C-1

EXHIBIT D

ASSIGNMENT AND ASSUMPTION AGREEMENT

D-1

EXHIBIT E

SELLER WIRE INSTRUCTIONS

E-1